Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Celgene Corporation:
     We consent to the incorporation by reference in the registration statement on Form S-3 of Celgene Corporation of our reports dated February 18, 2010 with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, and to the reference to our firm under the caption “Experts” in this prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for business combinations as of January 1, 2008, change in the method of accounting for the measurement of the fair value of financial assets and liabilities as of January 1, 2008 and a change in the method of recognizing and measuring the tax effects related to uncertain tax positions as of January 1, 2007.

/s/ KPMG LLP
KPMG LLP

Short Hills, New Jersey
October 4, 2010